Exhibit 10.1

Brian Conn

Dear Brian,

This first amendment to the letter agreement dated May 27, 2022 (the "Agreement") sets forth the terms and conditions whereby you agree to provide certain services to Ra Medical Systems, Inc., a Delaware Corporation (the “Company”), and All terms of the Agreement remain the same except section 2 and 3.1 are replaces in their entirety with the following effective July 27, 2022:

2.	TERM

The term of this Agreement shall continue for a period of twelve (12) months from the new date July 27, 2022, instead of May 27, 2022, that both parties signed this Agreement, unless earlier terminated (the “Term”). You or the Company may terminate this Agreement, with or without cause, effective immediately upon written notice to the other party. The parties understand and agree that the Term shall renew (the” Renewed Term”) for successive one (1) month periods on the expiration/renewal date(s) of this Agreement only if mutually agreed to in writing by both parties.

3.	FEES AND EXPENSES

3.1The Company shall pay you at the rate of ~~$10,000~~ $20,000 per month for the Services. It is mutually agreed that you shall expect to work between ~~ten~~ twenty and ~~fifteen~~ thirty hours a week with a limit of ~~$100~~ 200 hours in any calendar month.

If this letter of the amendment accurately sets forth our understanding, kindly execute the enclosed Amendment No. 1 and return it to the undersigned.

Very truly yours,

Ra Medical Systems, Inc.

BY:	/s/ Will McGuire
Name:	Will McGuire
Title:	C.E.O.

ACCEPTED AND AGREED:

Brian Conn

BY:	/s/ Brian Conn
DATE:	8/10/22

Federal Tax Id. No./Social Security No.:

2070 Las Palmas Drive, Carlsbad, CA 92011•Office: (760) 804-1648 • Fax: (760) 804-1657

Info@ramed.com • www.ramed.com